PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report of Infosmart Group, Inc. on Form 10-K of our report dated March 23, 2007, with respect to the consolidated balance sheet of Infosmart Group, Inc. and its subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2006.

PKF
Certified Public Accountants
Hong Kong, China

March 31, 2008

Tel 852 2806 3822 | Fax 852 2806 3712
E-mail info@pkf-hk.com | www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong

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